As filed with the Securities and Exchange Commission on September 24, 1997.
                                                 Registration No. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               THE SHAW GROUP INC.
               (Exact name of issuer as specified in its charter)
         Louisiana                                          72-1106167
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)
                  11100 Mead Road, Baton Rouge, Louisiana 70816
               (Address of Principal Executive Offices) (Zip Code)

                               The Shaw Group Inc.
                  1996 Non-Employee Director Stock Option Plan
                            (Full Title of the Plan)

                               T.A. Barfield, Jr.
                          Secretary and General Counsel
                                 11100 Mead Road
                             Baton Rouge, La. 70816
                     (Name and address of agent for service)

                                 (504) 296-1140
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                            J. Michael Robinson, Jr.
                        Kantrow, Spaht, Weaver & Blitzer
                        (A Professional Law Corporation)
                                  P.O. Box 2997
                           Baton Rouge, LA 70821-2997
                                 (504) 383-4703

                         CALCULATION OF REGISTRATION FEE

                                Proposed maximum   Proposed maximum
Title of        Amount to be     offering price     aggregate           Amount
Securities      Registered (1)   per share (2)      offering              of
to be                                               price (2)       Registration
registered                                                                Fee
================================================================================
Common Stock,     50,000            $22.01         $1,100,500         $333.48
no par value
================================================================================

(1) There are also being registered hereunder such additional indeterminate number of shares as may be issuable under the registrant's 1996 Non-Employee Director Stock Option Plan by reason of stock dividends or through recapitalization resulting in stock split-ups, combinations or exchange of shares. (2) Pursuant to paragraph (h) of Rule 457, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed on the basis of (i) $21.75 per share, the exercise price of the 20,000 shares underlying options previously awarded under the Plan; and (ii) for the remaining 30,000 shares, $22.1875 per share, the closing price of the Common Stock reported on the New York Stock Exchange on September 19, 1997.

                                     PART I


              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in Part I of the General Instructions to the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), will be sent or given to participants in The Shaw Group Inc. 1996 Non-Employee Director Stock Option Plan as required by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

         The following documents filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference: (a) the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1996; (b) the Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1996; (c) the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1997; (d) the Company's Quarterly Report for the quarter ended May 31, 1997; (e) the Company's Current Report on Form 8-K dated February 11, 1997, as amended by Amendment No. 1 on Form 8-K/A-1 dated April 9, 1997; (f) the Company's Current Report on Form 8-K dated June 17, 1997; (g) the Company's Proxy Statement dated December 31, 1996, in connection with the Company's Annual Meeting of Shareholders held on January 29, 1997; and (h) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (including any amendments or reports filed for the purpose of updating such description).

         In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 5.  Interests of Named Experts and Counsel

         (a)      Legal Opinions.

         The legality of the shares of Common Stock to be offered pursuant to this registration statement will be passed upon for the Company by the law firm of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation), Baton Rouge, Louisiana. As of July 31, 1997, individual members of the firm of Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation) owned, directly or indirectly, approximately 100 shares of the Company's Common Stock.

         (b)      Experts.

     The consolidated financial statements and the related financial statement schedules incorporated in this Registration Statement by reference from the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1996, and the restatement of such consolidated financial statements and related financial statement schedules filed as an attachment to and incorporated herein by reference from the Company's Current Report on Form 8-K dated June 17, 1997, have been audited by Arthur Andersen LLP and Hannis T. Bourgeois & Co., L.L.P., independent public accountants, as indicated in their reports with respect thereto, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firms given upon their authority as experts in accounting and auditing. The single, jointly signed auditor's report is considered to be the equivalent of two separately signed auditor's reports. Thus, each firm represents that it has complied with generally accepted auditing standards and is in a position that would justify being the only signatory to the report.

Item 6.  Indemnification of Directors and Officers

         Section 83 of the Louisiana Business Corporation Law (the "LBCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business, foreign or nonprofit corporation, partnership, joint venture, or other enterprise. The indemnity may include expenses, including attorney fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 83 further provides that a Louisiana corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions except that no indemnification is permitted without judicial approval if the director or officer shall have been adjudged to be liable for willful or intentional misconduct in the performance of his duty to the corporation. Where an officer or director is successful on the merits or otherwise in any defense of any action referred to above or any claim therein, the corporation must indemnify him against such expenses that such officer or director actually incurred. Section 83 permits a corporation to pay expenses incurred by the officer or director in defending an action, suit or proceeding in advance of the final disposition thereof if approved by the board of directors.

         Pursuant to Section 83 of the LBCL, the Company has adopted provisions in its Restated Articles of Incorporation which require the Company to indemnify its directors and officers to the fullest extent permitted by the LBCL.

         The Company has entered into indemnification agreements with its directors and certain of its officers which provide that the Company will, if certain conditions are met and the director or officer acted in accordance with the applicable standard and subject to certain procedures and exceptions indemnify such persons for claims, judgments and related expenses resulting from their service on behalf of the Company and its affiliated entities in any pending, threatened or completed action, suit or proceeding, whether civil, administrative or criminal, except where (i) the Company is prohibited by law from providing such indemnification; (ii) payment of the indemnification amounts has been made under an insurance policy; and (iii) the director or officer gained a personal profit to which he or she was not legally entitled including profits arising from the violation of certain securities laws.

Item 8.  Exhibits

         Exhibit No.                Description of Document

         4.1(1)            -        Restated Articles of Incorporation
         4.2(1)            -        Amended and Restated By-Laws
         4.3(2)            -        Form of Common Stock Certificate
         4.4(3)            -        The Shaw Group Inc. 1996 Non-Employee
                           Director Stock Option Plan
         5.1(3)            -        Opinion of Kantrow, Spaht, Weaver & Blitzer
                                    (A Professional Law Corporation)
         23.1(3)           -        Consent of Arthur Andersen LLP
         23.2(3)           -        Consent of Hannis T. Bourgeois & Co., L.L.P.

         23.3(3)           -        Consent of Kantrow, Spaht, Weaver & Blitzer
                                    (A Professional Law Corporation) (included
                                    in Exhibit 5.1)
         24.1(3)           -        Power of Attorney (contained in page II-4 of
                                    this Registration Statement)


(1) Incorporated herein by reference to the designated Exhibit of the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1994, as amended by Amendment No. 1 on Form 10-K/A-1.
(2) Incorporated herein by reference to the designated Exhibit of the Company's Registration Statement on Form S-1 filed on October 22, 1993, as amended (Registration No. 33-70722).
(3)      Filed herewith.

Item 9. Undertakings

   (a)   The undersigned registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   Registration
                  Statement:

                  (i) To include any Prospectus required by Section 10(a)(3) of the Act;

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof)which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That for the purpose of determining any liability under the Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by way of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Act may be permitted of directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person for the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana on September 8, 1997.

                                             THE SHAW GROUP INC.

                                             By: /s/ T.A. Barfield, Jr.
                                                 ------------------------------
                                                  T.A. Barfield, Jr.
                                                  Secretary and General Counsel

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes J.M. Bernhard, Jr. and Edward L. Pagano and each of them acting individually, with full power of substitution, to file one or more amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith with the Securities and Exchange Commission, which amendments, may make such changes as J.M. Bernhard, Jr. or Edward L. Pagano deems appropriate; and each person whose signature appears below, individually and in each capacity stated below, hereby appoints J.M. Bernhard, Jr. and Edward L. Pagano, and either of them acting individually, with full power of substitution, as Attorney-in-Fact to execute in his name and on his behalf any such amendments to this registration statement.

         Pursuant to the requirements of the Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                               Title                         Date
---------                               -----                         ----

/s/ J.M. Bernhard, Jr.  Chairman of the Board, President and  September 8, 1997
--------------------    Chief Executive Officer (Principal
J.M. Bernhard, Jr.      Executive Officer)

/s/ Edward L. Pagano    Chief Financial Officer and Treasurer  September 8, 1997
--------------------    (Principal Financial Officer and
Edward L. Pagano        Principal Accounting Officer)

/s/ George R. Shepherd  Chief Operations Officer and Director  September 8, 1997
----------------------
George R. Shepherd

/s/ Frank Fronek        President of Fronek Company, Inc.      September 8, 1997
--------------------    and F.C.I. Pipe Support Sales, Inc.
Frank Fronek            and Director

/s/ Albert McAlister                   Director                September 8, 1997
--------------------
Albert McAlister

/s/ L. Lane Grigsby                    Director                September 8, 1997
-------------------
L. Lane Grigsby

/s/ David W. Hoyle                     Director                September 8, 1997
-------------------
David W. Hoyle

/s/ John W. Sinders, Jr.               Director                September 8, 1997
------------------------
John W. Sinders, Jr.

                                  EXHIBIT INDEX


         Exhibit No.                Description of Document               Page

         4.1(1)    -     Restated Articles of Incorporation
         4.2(1)    -     Amended and Restated By-Laws
         4.3(2)    -     Form of Common Stock Certificate
         4.4(3)    -     The Shaw Group Inc. 1996 Non-Employee
                         Director Stock Option Plan
         5.1(3)    -     Opinion of Kantrow, Spaht, Weaver & Blitzer
                         (A Professional Law Corporation)
         23.1(3)   -     Consent of Arthur Andersen LLP
         23.2(3)   -     Consent of Hannis T. Bourgeois & Co., L.L.P.
         23.3(3)   -     Consent of Kantrow, Spaht, Weaver & Blitzer
                  (A Professional Law Corporation)(included in
                                  Exhibit 5.1)
         24.1(3)   -     Power of Attorney (contained in page II-4 of
                         this Registration Statement

(1) Incorporated herein by reference to the designated Exhibit of the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1994, as amended by Amendment No. 1 on Form 10-K/A-1.
(2) Incorporated herein by reference to the designated Exhibit of the Company's Registration Statement on Form S-1 filed on October 22, 1993, as amended (Registration No. 33-70722)
(3)      Filed herewith.